Exhibit 10.17
AGREEMENT TO AMEND
     AGREEMENT dated May 30, 2006 among Sovereign Bancorp, Inc., a Pennsylvania corporation (the “Corporation”), and Mark R. McCollom (the “Executive”).
     WHEREAS, the Corporation entered into an Employment Agreement with Executive dated as of May 20, 2005 (the “Employment Agreement”); and
     WHEREAS, the Corporation has entered into an Investment Agreement with Banco Santander Central Hispano, S.A. dated October 24, 2005, and amended November, 22, 2005 (the “Investment Agreement”); and
     WHEREAS, pursuant to the terms of the Investment Agreement, each of the Corporation and Executive desires to amend the Employment Agreement to modify the definition of Change in Control in certain respects.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the parties hereto agree as follows:
     1. Amendment of Employment Agreement.
     Effective as of the date hereof, the following amendment to the Employment Agreement shall become effective and the modifications to the Employment Agreement set forth herein shall be incorporated into the terms of Employment Agreement as follows:
     (a) Section 5(b) shall be amended to read as follows:
          (b) As used in this Agreement, “Change in Control” means the first to occur of any of the following events:
     (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), except for any of SBI’s employee benefit plans, or any entity holding SBI’s voting securities for, or pursuant to, the terms of any such plan (or any trust forming a part thereof) (the “Benefit Plan(s)”), is or becomes the beneficial owner, directly or indirectly, of SBI’s securities representing 19.9% or more of the combined voting power of SBI’s then outstanding securities, other than: (A) pursuant to a transaction excepted in Clause (iii) or (iv); or (B) pursuant to a Buyer Acquisition Transaction (as defined in the Investment Agreement (the “Investment Agreement”), between SBI and Banco Santander Central Hispano, S.A., dated as of October 24, 2005, as amended as of November 22, 2005) effectuated in accordance with the terms of the Investment Agreement other than a Buyer Acquisition Transaction contemplated in Sections 8.06 through 8.08 and 8.10 of the Investment Agreement;
     (ii) there occurs a contested proxy solicitation of SBI’s shareholders that results in the contesting party obtaining the ability to vote securities representing 19.9% or more of the combined voting power of SBI’s then outstanding securities;
     (iii) a binding written agreement is executed (and, if legally required, approved by SBI’s shareholders) providing for a sale, exchange, transfer or other disposition of all or substantially all of the assets of SBI or of Sovereign Bank to another entity, except to an entity controlled directly or indirectly by SBI;
     (iv) the shareholders of SBI approve a merger, consolidation, or other reorganization of SBI, unless:
     (A) under the terms of the agreement approved by SBI’s shareholders providing for such merger, consolidation or reorganization, the shareholders of SBI immediately before such merger, consolidation or reorganization, will own, directly or indirectly immediately following such merger, consolidation or reorganization, at least 51% of the combined voting power of the outstanding voting securities of SBI resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization;
     (B) under the terms of the agreement approved by SBI’s shareholders providing for such merger, consolidation or reorganization, the individuals who were members of the Board of Directors immediately prior to the execution of such agreement will constitute at least 51% of the members of the board of directors of the Surviving Corporation after such merger, consolidation or reorganization; and
     (C) based on the terms of the agreement approved by SBI’s shareholders providing for such merger, consolidation or reorganization, no Person (other than (A) SBI or any Subsidiary of SBI, (B) any Benefit Plan, (C) the Surviving Corporation or any Subsidiary of the Surviving Corporation, or (D) any Person who, immediately prior to such merger, consolidation or reorganization had beneficial ownership of 19.9% or more of the then outstanding voting securities) will have beneficial ownership of 19.9% or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities;
     (v) a plan of liquidation or dissolution of SBI, other than pursuant to bankruptcy or insolvency laws, is adopted;
     (vi) during any period of two consecutive years, individuals, who at the beginning of such period, constituted the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors unless the election, or the nomination for election by SBI’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or
     (vii) the occurrence of a Triggering Event within the meaning of the Second Amended and Restated Rights Agreement, between SBI and Mellon Investor Services LLC, as rights agent, dated as of January 19, 2005, as amended on October 24, 2005, and as it may be further amended from time to time.
     (vii) the occurrence of any other event which is irrevocably designated as a “change in control” for purposes of this Agreement by resolution adopted by a majority of the then non-employee directors of SBI.
Notwithstanding Clause (i), a Change in Control shall not be deemed to have occurred if a Person becomes the beneficial owner, directly or indirectly, of SBI’s securities representing 19.9% or more of the combined voting power of SBI’s then outstanding securities solely as a result of an acquisition by SBI of its voting securities which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 19.9% or more of the combined voting power of SBI’s then outstanding securities; provided, however, that if a Person becomes a beneficial owner of 19.9% or more of the combined voting power of SBI’s then outstanding securities by reason of share purchases by SBI and shall, after such share purchases by SBI, become the beneficial owner, directly or indirectly, of any additional voting securities of SBI (other than as a result of a stock split, stock dividend or similar transaction), then a Change in Control of SBI shall be deemed to have occurred with respect to such Person under Clause (a). In no event shall a Change in Control of SBI be deemed to occur under Clause (a) with respect to Benefit Plans.
     2. Effectiveness of the Terms of this Agreement.
     (a) Operative Effect Dependent on Closing of Investment Agreement. The operative effect of this amendment to the Employment Agreement is subject to the occurrence of the Closing (as such term is defined in the Investment Agreement). If the Closing does not occur, this amendment to the Employment Agreement shall be null and void ab initio.
     (b) Binding on Executive. Notwithstanding anything to the contrary, Executive’s agreements hereunder are binding, subject only to the occurrence of the Closing, and Executive has no right to revoke, rescind or otherwise terminate or modify Executive’s agreements hereunder.
     3. Applicable Law.
     This amendment to the Employment Agreement shall be governed by and construed in accordance with the domestic laws (but not the law of conflict of laws) of the Commonwealth of Pennsylvania.

     4. Representations and Warranties.
     The parties hereto represent and warrant to each other that they have carefully read this amendment to the Employment Agreement and consulted with respect thereto with their respective counsel, and that each of them fully understands the content of this amendment to the Employment Agreement and its legal effect. Each party hereto also represents and warrants that this amendment to the Employment Agreement is a legal, valid and binding obligation of such party which is enforceable against such party in accordance with its terms.
     5. Successors and Assigns.
     This amendment to the Employment Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns. The Corporation shall require any successor (whether direct, indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation to expressly assume and agree to perform this amendment to the Employment Agreement, in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place, unless the provisions hereof will be binding upon such successor by operation of law.

     IN WITNESS WHEREOF, the parties have executed this amendment to the Employment Agreement effective as of the 30th day of May, 2006.

SOVEREIGN BANCORP, INC.

/s/ Jay S. Sidhu

By: Jay S. Sidhu
Title: President and Chief Executive Officer

EXECUTIVE

/s/ Mark R. McCollom

Mark R. McCollom